UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):
December 30, 2009 (December 24, 2009)

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2755 Bristol Street, Suite 285
Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sale of Equity Securities.

CNS Response, Inc. (the “Company”) sold and issued the Investment Units described in Item 8.01 in a transaction that was not registered under the Securities Act of 1933, as amended.  The terms of those securities described in Item 8.01 are incorporated by reference into this Item 3.02, as is the description of the exemption relied on by the Company in completing the offering and other information required to be disclosed pursuant to this Item.

Item 8.01                      Other Events.

On December 24, 2009, the Company completed a closing of its private placement, resulting in gross proceeds to the Company of approximately $2.9 million in a private placement transaction (the “Private Placement”) with accredited investors.

Pursuant to Subscription Agreements entered into with the investors, the Company sold approximately 55 Investment Units at $54,000 per Investment Unit. Each “Investment Unit” consists of 180,000 shares of the Company’s common stock and a five year non-callable warrant to purchase 90,000 shares of the Company’s common stock at an exercise price of $0.30 per share.

After commissions and expenses, the Company received net proceeds of approximately $2.65 million in the Private Placement.  The Company intends to use the proceeds from the Private Placement for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses, including accrued legal expenses incurred in connection with successfully defending the Company from actions brought in the Delaware Court of Chancery by the Company's former CEO, Leonard Brandt.

A FINRA member firm acted as lead placement agent (the “Placement Agent”) in connection with the Private Placement.  For its services in connection with the Private Placement, the Placement Agent received (i) a cash fee of $195,200, (ii) a cash expense allowance of $59,920, and (iii) a five year non-callable warrant to purchase 672,267 shares of the Company’s common stock at an exercise price of $.33 per share, first exercisable no earlier than June 24, 2009.

Pursuant to a Registration Rights agreement entered into with each investor, the Company agreed to file a registration statement covering the resale of the common stock and the common stock underlying the warrants sold in the Private Placement, as well as the common stock underlying the warrants issued to the Placement Agent.  In addition, the Company agreed to use its best efforts to have the registration statement declared effective no later than 180 days following the closing of the offering and maintain such effectiveness until the earlier of the second anniversary of the date of such effectiveness or the date that all of the securities covered by the registration statement may be sold without restriction.

In issuing the shares and warrants to the investors without registration under the Securities Act of 1933, as amended (the “Securities Act”), the Company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the shares and warrants were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.  The Company made this determination based on the representations of each investor which included, in pertinent part, that such investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such investor was acquiring the shares and the warrant for investment purposes for its own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, and that such investor understood that the shares, the warrant and the securities issuable upon exercise thereof may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Item 9.01                      Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ George Carpenter
December 30, 2009		George Carpenter
Chief Executive Officer